Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES TO ACQUIRE PRESTRESSED CONCRETE

STRAND BUSINESS OF AMERICAN SPRING WIRE

MOUNT AIRY, N.C., August 11, 2014 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that its wholly-owned subsidiary, Insteel Wire Products Company (together referred to as “Insteel” in this press release) has entered into an Asset Purchase Agreement to acquire substantially all of the assets associated with the prestressed concrete strand (“PC strand”) business of American Spring Wire Corporation (“ASW”) for a purchase price of approximately $36.0 million, subject to certain post-closing adjustments (the “ASW Acquisition”). The transaction is expected to close on or before August 15, 2014.

ASW is North America’s largest manufacturer of valve and commercial quality spring wire. ASW manufactures PC strand at facilities located in Texas and Georgia. For the twelve months ended June 30, 2014, ASW’s sales of PC strand were $67.8 million.

Under the terms of the purchase agreement, Insteel will acquire, among other assets, the accounts receivable and inventories related to ASW’s PC strand business, the production equipment at ASW’s facility in Houston, Texas and the production equipment and facility in Newnan, Georgia. Insteel will lease the Houston facility from ASW. The purchase price is subject to an adjustment to be determined based upon the closing working capital balance. The transaction will be funded from cash on hand and borrowings on Insteel’s $100.0 million revolving credit facility.

“The ASW acquisition significantly enhances the footprint of Insteel’s PC strand business in our largest and highest growth markets,” commented H.O. Woltz III, Insteel president and chief executive officer. “We also believe that the integration of these operations with our existing PC strand facilities in Tennessee and Florida will provide considerable synergy potential through higher productivity levels and improved operating costs.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the United States Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 28, 2013. You should carefully review these risks and uncertainties.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

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All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: potential difficulties that may be encountered in integrating the ASW Acquisition into Insteel’s existing business; potential difficulties in realizing the synergies associated with the ASW Acquisition; competitive and customer responses to Insteel’s expanded PC strand business; general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; the adverse impact of the fire at Insteel’s Gallatin, Tennessee PC strand manufacturing facility, including operational interruptions, higher than anticipated repair costs, reduced production levels and lower than anticipated insurance reimbursements; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 28, 2013 and in other filings made by Insteel with the SEC.

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